Exhibit 10.24

May 30, 2019

Kenneth Burdick

Dear Kenneth:

Upon, and subject to, the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of March 26, 2019 (the "Merger Agreement") made and entered into by Centene Corporation, WellCare Health Plans, Inc., d/b/a WellCare ("WellCare"), and certain other parties thereto, Centene Management Corporation ("Centene") shall employ you on the following terms set forth in this letter agreement (the "Agreement"):

1.Title: Executive Vice President reporting directly and solely to the Chairman, President & CEO of Centene Corporation.

2.Term: Two (2) year term (the "Employment Term") commencing on the closing date of the WellCare acquisition (the "Closing Date"), which may be terminated by either Centene or you any time on ninety (90) days' advance written notice. For the avoidance of doubt, during the Employment Term, you shall be permitted to continue to serve on the board of directors of First Horizon Bank and on any not for-profit boards of directors on which you currently serve.

3.Base Salary and Annual Bonus Opportunity: Your compensation will consist of a base salary of $1,400,000 per annum. Your base salary may be increased from time to time at Centene's discretion, but may not be decreased without your written authorization. In addition, you will be eligible for an annual bonus target of 150% of your base salary (with performance targets (other than individual targets and business-segment specific targets) consistent with those applicable to other similar level Centene executives). You will begin to participate in the annual bonus plan immediately following the Closing Date. You will have the potential to exceed that target based on Centene Corporation financial performance, business unit performance and your individual performance. If your employment is terminated by Centene without Cause (as defined in Section 3 below), due to your death or disability or by you for an Acceptable Reason (as defined below), Centene shall pay you an amount equal to (i) $4.2 million (representing your annual target bonus opportunity for the entire Employment Term), less (ii) any annual bonuses paid to you by Centene pursuant to this Section 3 for services following the Closing Date (but for the avoidance of doubt, not below $0), as soon as practicable (but in no event later than 30 days following) following your termination date. If you terminate your employment other than for an Acceptable Reason (as defined below) and by virtue of your Retirement (as defined below) during, after or at the expiration of the Employment Term where such termination of employment occurs on or after July 1 of the applicable annual performance period, then you shall receive an annual bonus in an amount equal to (i) the product of (x) the annual bonus that you would have received based on continued service through the remainder of the applicable performance period based on the actual level of achievement of the applicable performance metrics and (y) a fraction, the numerator of which is the number of whole and partial months in which you were employed during the applicable performance period and the denominator of which is twelve (12) (the "Prorata Retirement Bonus") minus (ii) the Closing Date Prorata Bonus (as defined below) if paid to you in respect of the year of your Retirement. The Prorata Retirement Bonus, if any, shall be paid to you at the same time as annual bonuses are paid to similar level Centene executives who do not experience a termination of employment during the applicable performance period.

4.Initial Equity Compensation: On the Closing Date, you will be granted a number of time-based Centene Corporation restricted stock units with a grant date fair market value equal to $4,400,000 (calculated on the same basis as other restricted stock units granted generally by Centene to its senior executives) (the "Initial RSU Award"). The Initial RSU Award will vest on the second year anniversary of the Closing Date (i.e., the last day of Employment Term), subject to your continued employment through such vesting date provided that, (i) if your employment is terminated by Centene without Cause (as defined below), due to your death or disability or by you for an Acceptable Reason (as defined below) prior to such vesting date, the Initial RSU Award shall vest in full and be settled in Centene shares as soon as practicable (but in no event later than 30 days following) following your termination date and (ii) if you terminate your employment other than for an Acceptable Reason (as defined below) and by virtue of your Retirement (as defined below) prior to such vesting date, you shall vest in a number of restricted stock units subject to the Initial RSU Award that would have vested based on your continued employment through the first anniversary of your termination date and such restricted stock units shall be settled in Centene shares as soon as practicable (but in no event later than 30 days following) your termination date. Except as provided in this Section 4, the Initial RSU Award agreement shall provide for terms and conditions no less favorable than those provided to similar level Centene executives. The holding period set forth in any equity awards granted by Centene shall not apply to you, provided, that you are otherwise in compliance with the applicable share ownership guidelines of Centene Corporation.

For purposes of this Agreement, "Acceptable Reason" means the occurrence of any of the following conditions without your express written consent: (A) a diminution in your Base Salary, Annual Bonus Opportunity or Ongoing Long-Term Compensation opportunity, except as applicable generally to other similarly situated senior executives of the Centene; (B) Centene requiring you to be based at any office or location outside of fifty miles from your current employment location (Tampa, Florida) or Centene's headquarters (St. Louis, Missouri), except for travel reasonably required in the performance of your responsibilities; (C) Centene fails to timely pay or provide you with the amounts and benefits under this Agreement; or (D) you are no longer an Executive Vice President reporting directly and solely to the CEO of Centene Corporation. You must provide written notice to Centene of the existence of Acceptable Reason no later than ninety (90) days after its initial existence, and Centene shall have a period of thirty (30) days following its receipt of such written notice during which it may remedy the Acceptable Reason condition identified in such written notice. If Centene fails to remedy such Acceptable Reason condition, you may terminate your employment for Acceptable Reason within the sixty (60) day period following the end of Centene's thirty (30)-day remedy period.

For purposes of this Agreement, "Cause" shall have the meaning set forth in the Amended an Restated WellCare Health Plans, Inc. Executive Severance Plan (the "WellCare Severance Plan").

5.Ongoing Long-Term Compensation: Centene shall grant you annual grants of equity under the terms of the Centene Corporation Stock Incentive Plan with a target amount of annual grant equal to $7,000,000 and with terms and conditions no less favorable than those provided to similar level Centene executives. You shall also participate in Centene Corporation's Cash Long-Term Incentive Plan (the "Cash LTIP"), beginning with the 2020-2022 performance cycle, with a Cash LTIP target of 100% of your annual base salary (the "Annual Cash LTIP Awards"). You will have the potential to earn up to 200% of your Cash LTIP target based on predefined company performance measures. Forty percent (40%) of each annual equity grant shall be in the form of time-based restricted stock units that vest in three (3) equal installments on each of the first three anniversaries of the date of grant, subject to your continued employment through the applicable vesting date (the "Annual RSUs"). Sixty percent (60%) of each annual equity grant shall be in the form of performance stock units that vest on the third anniversary of the date of grant, subject to your continued employment through such vesting date and the achievement of applicable performance metrics (the "Annual PSUs"). Centene's normal annual grant cycle is generally in December of each year. Notwithstanding the foregoing, if the Closing Date occurs after the 2019 long-term equity grant has been made by Centene in December 2019 and prior to the date that WellCare would otherwise have made a 2020 long-term compensation grant had the Closing not occurred, Centene shall provide you with the annual equity grant and Cash LTIP as soon as practicable following the Closing Date. If the Closing Date occurs prior to the date that Centene makes its annual long-term equity grant in December 2019, Centene shall provide you with the annual equity grant and Cash LTIP at the same time when granted to other Centene executives. In either event, you shall be eligible to receive a normal cycle grant in December 2020 and each December (or other time when similar level Centene executives receive grants) thereafter. If your employment is terminated by Centene without Cause or due to your death or disability or you terminate your employment by virtue of your Retirement (as defined below), then (i) your Annual RSUs shall vest in full immediately and (ii) your Annual Cash LTIP Awards and PSUs shall remain outstanding and shall vest or be forfeited at the end of the applicable performance period based on actual levels of achievement (without regard to additional service-based vesting requirements). Attached as Exhibit A is an illustrative example of the vesting and settlement of the Annual Cash LTIP Awards, Annual RSUs and Annual PSUs.

For purposes of this Agreement, "Retirement" shall mean your termination of employment other than by reason of death, disability or Cause, provided that you are age sixty (60) or older with at least five (5) years of employment with Centene or a subsidiary thereof (including, for the avoidance of doubt, WellCare or the surviving corporation) at the time of such termination; provided, that, for the avoidance of doubt, Retirement shall not override any payments or benefits due upon a termination by you for Acceptable Reason or by Centene without Cause. Centene acknowledges and agrees that you have met the service requirements for "Retirement" as of the date of this agreement.

6.Employee Benefits: You will be entitled to participate in all employee benefit plans, practices and programs maintained by Centene Corporation and its affiliates on the same basis and terms as are applicable to Executive Vice Presidents of Centene Corporation. Centene Corporation and its affiliates reserve the right to review, amend and/or terminate their benefit plans and compensation practices from time to time in accordance with their terms. In addition, during the Employment

Term, Centene Corporation will provide you with (i) temporary executive housing in the St. Louis, Missouri metropolitan area (plus reimbursement of any income taxes incurred by you in connection with the provision of the executive housing) and (ii) use of corporate aircraft on an as-available basis and in accordance with the policies of Centene Corporation. You shall be provided with credited service with respect to Centene's benefit plans, policies, programs, contracts agreements or arrangements to the extent set forth in the Merger Agreement, and which shall include service credit for "Retirement" treatment (other than (i) to the extent that such service credit would result in a duplication of benefits with respect to the same period of service, (ii) for purposes of eligibility, vesting or benefit accruals under any defined benefit pension plan and (iii) for purposes of eligibility, vesting or benefit accruals under any retiree medical or welfare arrangement).

7.Legacy WellCare Compensation: Notwithstanding the terms of the Merger Agreement, you and Centene agree that your annual bonus payment with respect to 2019 performance will, except as contemplated by Section 9 below, be paid to you as soon as practicable following January 1, 2020 based on actual performance for 2019. Centene hereby acknowledges and agrees that the occurrence of the closing of the acquisition contemplated by the Merger Agreement (and the related changes to your compensation, benefits, duties, responsibilities or reporting obligations set forth this letter) constitute "good reason" under the WellCare equity plans and agreements applicable to your outstanding WellCare equity awards and the WellCare Severance Plan. Therefore, upon termination of your employment for any reason during, after, or at the expiration of, the Employment Term, and whether by you or by Centene, (i) you shall be entitled to severance benefits under, and in accordance with, the terms of the WellCare Severance Plan, as in effect on the date hereof (as a Tier 1 Participant) and calculated as if your employment terminated on the Closing Date including, for the avoidance of doubt, the "Cash Severance" and "Health Benefit Continuation" pursuant to Section 5(c) of the WellCare Severance Plan (for the avoidance of doubt your 2018 and 2019 annual short-term incentive bonuses from WellCare shall be used to determine "Bonus" for purposes of Section 5(c) of the WellCare Severance Plan), and (ii) the vesting of any WellCare equity award converted to a Centene Corporation equity award on the Closing Date will, to the extent then unvested, be accelerated and settled in accordance with the terms of such award; except that, as provided in the Merger Agreement, WellCare equity awards, if any, granted to you following the date on which the Merger Agreement was executed and converted into Centene Corporation equity awards on the Closing Date shall vest in a number of units that would have vested prior to your date of termination of employment assuming such 2020 Awards vested ratably on a daily basis from the Closing Date through the last day of the original vesting period applicable to each such award. Notwithstanding clause (i) above, no later than five (5) business days following the Closing Date, Centene shall pay you an amount equal to your Prorated Bonus (within the meaning of the WellCare Severance Plan and, for the avoidance of doubt, your 2018 and 2019 annual short-term incentive bonuses from WellCare shall be used to determine "Average Bonus" for purposes of Section 5(c) of the WellCare Severance Plan) as if you terminated employment with "good reason" as of the Closing Date (the "Closing Date Prorata Bonus"). As consideration for the Closing Date Prorata Bonus, you acknowledge and agree that you will not be eligible to receive a Prorated Bonus under the WellCare Severance Plan upon your termination of employment on or following the Closing Date.

8.Notwithstanding anything to the contrary in any other documents or agreements that you have or will sign during your employment with Centene in the event of a legal dispute between you and

Centene related in any way to your employment with or termination from Centene, such dispute may be heard by any court of competent jurisdiction.

9.As a condition to your acceptance of this position, you hereby acknowledge and agree that except as provided herein, the terms of this letter will supersede your current employment or offer letter agreement with WellCare upon execution of this letter and closing of the acquisition. As a condition to the willingness of Centene to enter into this agreement, you hereby agree to the restrictive covenants set forth on Exhibit B, which shall supersede in all respects any restrictive covenants to which you were previously subject prior to your entry into this agreement. In addition, notwithstanding the terms of the Merger Agreement, you and Centene will cooperate in good faith to modify the treatment of your outstanding WellCare equity awards to provide for treatment that minimizes or eliminates the imposition of a Section 280G golden parachute excise tax on you while maintaining as closely as possible the intended treatment of such equity awards as set forth in the Merger Agreement. Notwithstanding the foregoing, you acknowledge that you will be solely responsible for any taxes you incur under Sections 280G or 4999 of the Internal Revenue Code of 1986, as amended (the "Golden Parachute Provisions"). The Section 280G provision of the WellCare Severance Plan shall continue to apply in the event of any taxes incurred under the Golden Parachute Provisions by reason of the Closing Date (and related equity award vesting and severance), and the parties agree that all determinations under the WellCare Severance Plan in respect of the Golden Parachute Provisions and the assumptions to be utilized in arriving at such determination shall be made by Golden Parachute Tax Solutions LLC following consultation with the parties.

10.Centene will be entitled to withhold (or to cause the withholding of) the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by an employer with respect to any amount paid to you hereunder. Centene, in its sole and absolute discretion, will make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount thereof.

11.The intent of the parties is that payments and benefits under this letter comply with Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"), to the extent subject thereto, and accordingly, to the maximum extent permitted, this letter will be interpreted and administered to be in compliance therewith. In the event that the parties reasonably determine that this letter is not in compliance with Section 409A, the parties shall cooperate reasonably to modify this letter (if such modification is permitted under Section 409A) to comply while endeavoring to maintain to the maximum extent possible the intended economic benefits of its terms. Notwithstanding anything contained herein to the contrary, you will not be considered to have terminated employment with the Centene for purposes of any payments under this letter or any other arrangements to which you and Centene are a party that are subject to Section 409A until you have incurred a "separation from service" from Centene within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this letter will be construed as a separate identified payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid an accelerated or additional tax under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this letter or any other arrangements to which you and Centene are a party during the six-month period immediately following your separation from service will instead be paid on the first business day after the date that is six months following your separation from service (or, if earlier, your date of death). To the extent required to avoid an accelerated or additional tax under Section 409A, the amounts reimbursable to you will be paid to you on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to you) during one year may not affect amounts reimbursable or provided in any subsequent year. Notwithstanding anything set forth herein to the contrary, to the extent that any severance amount payable under a plan or agreement that you may have a right or entitlement to as of the date of this Agreement constitutes deferred compensation under Section 409A, then to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, the portion of the benefits payable hereunder equal to such other amount will instead be provided in the form set forth in such other plan or agreement. Without limiting the generality of the foregoing, you acknowledge that you will be solely responsible for any taxes, penalties or interest you incur under Section 409A.

12.Centene shall indemnify you and advance expenses to the fullest extent permitted by applicable state law and you shall be covered under Centene's directors' and officers' liability insurance policies on a basis no less favorable than provided to similar level Centene executives.

[SIGNATURE PAGE FOLLOWS]

We are excited about the future of Centene and having you as a part of our successful team. Please do not hesitate to contact me should you wish to discuss the terms of employment further.

Sincerely,

/s/ Michael F. Neidorff

Michael F. Neidorff
Chairman, President & CEO

Acknowledged and Agreed:

/s/ Kenneth Burdick             May 30, 2019

Kenneth Burdick Date

EXHIBIT A
ILLUSTRATIVE EXAMPLE - ONGOING LONG-TERM COMPENSATION

Assumed Closing Date: 3/1/2020
Illustrative Stock Price at Closing Date: $55.00
Illustrative Stock Price at Settlement Date: $55.00

Annual
RSUs

Grant Date	Value of RSU's Granted ($)	Units (#)	Settle in 2021 (Assuming Continued Employment) (#)	Settle in 2021 (Assuming Continued Employment) ($)	Settle in 2022 (Assuming Continued Employment) (#)	Settle in 2022 (Assuming Continued Employment) ($)	Settle in 2023 (Assuming Continued Employment) (#)	Settle in 2023 (Assuming Continued Employment) ($)	Qualifying Termination (including Retirement) (#)	Qualifying Termination (including Retirement) ($)
3/31/20	2,800,000	50,909	16,970	933,333	16,970	933,333	16,970	933,333	50,909	2,800,000
12/31/20	2,800,000	50,909	16,970	933,333	16,970	933,333	16,970	933,333	50,909	2,800,000
12/31/21	2,800,000	50,909	0	0	16,970	933,333	16,970	933,333	50,909	2,800,000
Total		152,727	33,939	1,866,667	50,909	2,800,000	50,909	2,800,000	152,727	8,400,000

Annual PSUs (Target Grant Date Value and Assumed Performance at Target)

Performance Period	Value of PSU's Granted ($)	Units (#)	End of Performance Period	Settlement Date (Assuming Continued Performance Through Performance Period or Qualifying Termination (Including Retirement) and Achievement of Applicable Performance Metrics)
2020-2022	4,200,000	76,364	12/31/2022	2/2023
2021-2023	4,200,000	76,364	12/31/2023	2/2024
2022-2024	4,200,000	76,364	12/31/2024	2/2025
Total	12,600,000	229,091

Annual Cash LTIP (Target Grant Date Value and Assumed Performance at Target)

Performance Period	Cash LTIP Granted ($)	Total Vested ($)	End of Performance Period	Payment Date (Assuming Continued Performance Through Performance Period or Qualifying Termination (Including Retirement) and Achievement of Applicable Performance Metrics)
2020-2022	1,400,000	1,400,000	12/31/2022	2/2023
2021-2023	1,400,000	1,400,000	12/31/2023	2/2024
2022-2024	1,400,000	1,400,000	12/31/2024	2/2025
	Total	4,200,000

EXHIBIT B

RESTRICTIVE COVENANTS

Kenneth Burdick (the "Executive") acknowledges and agrees that, as a condition to the willingness of Centene Corporation (together with its affiliates and subsidiaries, the "Centene Group") to enter into the Offer Letter Agreement dated May 30, 2019 (the "Offer Letter Agreement") and provide the compensation and benefits described therein, the following shall continue to apply in the event Executive's employment is terminated by either party for any reason:

1.Confidential Information: As used in this Exhibit B, "Confidential Information" shall mean Centene Group's trade secrets and other non-public proprietary information relating to Centene Group or the business of Centene Group, including information relating to financial statements, customer lists and identities, potential customers, customer contacts, employee skills and compensation, employee data, suppliers, acquisition targets, servicing methods, equipment, programs, strategies and information, analyses, marketing plans and strategies, pricing, profit margins, financial, promotional, marketing, training or operational information, and other information developed or used by Centene Group that is not known generally to the public or the industry. Confidential Information shall not include any information that is in the public domain or becomes known in the public domain through no wrongful act on the part of Executive.

2.Non-Disclosure: Executive agrees that the Confidential Information is a valuable, special and unique asset of the Centene Group's business, that such Confidential Information is important to Centene Group and the effective operation of Centene Group's business, and that during employment with Centene Group and at all times thereafter, Executive shall not, directly or indirectly, disclose to any competitor or other person or entity (other than current employees of Centene Group) any Confidential Information that Executive obtains while performing services for Centene Group, except as may be required in Executive's reasonable judgment to fulfill Executive's duties hereunder or to comply with any applicable legal obligation. Executive may also disclose Confidential Information if necessary in connection with any litigation between Executive and any member of the Centene Group, but subject to the terms of any agreement, stipulation or order governing the use of Confidential Information in any such action

3.Non-Competition; Non-Solicitation:

a) During Executive's employment with Centene Group and for the period of twelve (12) months immediately after the termination of Executive's employment with Centene Group for any reason whatsoever, and whether voluntary or involuntary ("Restricted Period"), Executive shall not, without the prior written consent of Centene Group (which may be withheld in the sole discretion of Centene Group), invest in (other than in a publicly traded company with a maximum investment of no more than 1% of outstanding shares or passive investments in a non-publicly traded company of no more than 1% of outstanding equity through hedge funds, mutual funds, private equity funds or similar type investment vehicles), counsel, advise, consult, be employed or otherwise engaged by or with any entity or enterprise that (A) provides Medicaid managed care services, Medicaid-related services, behavioral health, nurse triage or pharmacy compliance specialty services or (B) engages in any other business in which Centene Group becomes engaged (or has taken substantial steps in which to become engaged) on or after the date of the Offer Letter Agreement and on or prior to the date of termination of Executive's employment, in the case each of (A) and (B), within the state of Missouri or any other state in the United States in which Centene Group conducts or has taken substantial steps to conduct business on or after the date of the Offer Letter Agreement and on or prior to the date of termination of Executive's employment (in either case, a "Competitor"); provided, however, that, Executive may provide services to a non-competitive unit, division, subsidiary or affiliate of any Competitor so long as executive does not provide services or Confidential Information to, or attend meetings relating to the unit, division, subsidiary or affiliate of the Competitor which engages in activities competitive with the Centene Group and such competitive unit, division, subsidiary or affiliate did not constitute more than 10% of its ultimate parent's total revenue in either of the then preceding two fiscal years.

b) During Executive's employment with Centene Group and for the Restricted Period, without the prior written consent of Centene Group (which may be withheld in the sole discretion of Centene Group), Executive will not, either directly or indirectly, either for himself or for any other person, firm, company or corporation, call upon, solicit for competitive activities, divert, or take away, or attempt to solicit for competitive activities, divert or take away any of the customers, prospective customers, business, vendors or suppliers of Centene Group that Executive had dealings with, or responsibility for, or about which Executive had access to Centene Group's Confidential Information or such customers', vendors' or suppliers' confidential information.

c) Executive shall not, at any time during the Restricted Period, without the prior written consent of Centene Group (which may be withheld in the sole discretion of Centene Group), (1) directly or indirectly, solicit, recruit, hire, or employ (whether as an employee, officer, director, agent, consultant or independent contractor) any person who was or is at any time during the previous six (6) months an employee, officer or director of Centene Group; or (2) take any action to encourage or induce any employee, representative, officer or director of Centene Group to cease their relationship with Centene Group for any reason.

d) Notwithstanding anything in the foregoing to the contrary, this Section 3, and the non-competition and non-solicitation provisions of any of the Executive's equity awards, shall not apply if a "Change in Control" (as defined in the Centene Corporation Stock Incentive Plan) occurs.

e) Executive's obligations under any equity award shall be no more onerous to Executive than the terms of this Section 3.

4.Enforcement: If any of the provisions or subparts of this Exhibit B shall be held to be invalid or unenforceable by a court of competent jurisdiction, the remaining provisions or subparts thereof shall nevertheless continue to be valid and enforceable according to their terms. Further, if any restriction contained in the provisions or subparts of this Exhibit B is held to be overbroad or unreasonable as written, the parties agree that the applicable provision should be considered to be amended to reflect the maximum period, scope or geographical area deemed reasonable and enforceable by the court and enforced as amended.

5.Remedies for Breach:

a) Because Executive's services are unique and because Executive has access to Centene Group's Confidential Information, the parties agree that any breach or threatened breach of this Exhibit B will cause irreparable harm to Centene Group and that money damages alone would be an inadequate remedy. The parties therefore agree that, in the event of any breach or threatened breach of this Exhibit B, and in addition to all other rights and remedies available to it under the Offer Letter Agreement or otherwise, and whether in equity or at law, Centene Group may apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief, without a bond, in order to enforce or prevent any violations of the provisions of this Exhibit B.

b) Executive acknowledges and understands that, but for agreeing to be bound to the provisions of this Exhibit B, Executive would not be entitled to receive the benefits and payments promised by Centene Group contemplated by Paragraphs 4 (Initial Equity Compensation) and 5 (Ongoing Long-Term Compensation) of the Offer Letter Agreement, including all subparts thereto. Executive agrees that any material breach of this Exhibit B would constitute a material breach of the Offer Letter Agreement and subjects Executive to the forfeiture of all such payments. Employer expressly reserves the right to pursue all other legal and equitable remedies available to it by virtue of any breach of this Exhibit B, including without limitation injunctive relief as provided in Section 5(a) above. Executive shall not be in material breach of this Exhibit B unless and until he fails to cure (to the extent capable of being cured) any alleged material breach within twenty (20) days after the Centene Group provides Executive with written notice of such alleged material breach. During the Restricted Period, prior to becoming employed by, or providing services to, any person other than the Centene Group, Executive will provide advance written notice to Centene of his intention to provide such services.

c) Executive acknowledges and agrees that the remedies provided for in this Section 5 are cumulative and not exclusive of any and other remedies available under the Offer Letter Agreement or otherwise, and whether in equity or at law. In that regard, Executive acknowledges and agrees that, while the forfeiture of payments and benefits referenced in Section 5(b) is appropriate in the event of a breach of Exhibit B, injunctive relief to prevent a continuing breach would still be necessary to give Centene Group an adequate remedy.

d) Defense of Trade Secrets Act Notice to Executive. Notwithstanding the foregoing, Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Executive files a lawsuit for retaliation by Centene Group for reporting a suspected violation of law, Executive may disclose the trade secret to Executive's attorney and use the trade secret information in the court proceeding if Executive files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

6.Survival: The provisions of this Exhibit B shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Offer Letter Agreement or any termination of Executive's employment for any reason (whether voluntary or involuntary).

7.Acknowledgements. Executive acknowledges and agrees that (a) this Exhibit B is being executed in connection with the transaction contemplated by the Merger Agreement, (b) the time, geographic coverage and scope of the restrictions set forth in this Exhibit B are reasonable and necessary to protect the legitimate interests of the Centene Group, including its goodwill and Confidential Information, (c) by virtue of Executive's employment with the Centene Group, Executive will have significant access to Confidential Information, including trade secrets and customer contacts, and that this Confidential Information is of critical competitive importance and commercial value to the Centene Group and the improper use of disclosure of such Confidential Information by Executive would likely result in unfair or unlawful activity, and (d) the execution of this Exhibit B is a material inducement to Centene's consummation of the transaction contemplated by the Merger Agreement and that, absent Executive's execution of this Exhibit B, the Centene Group would not receive the bargained-for-benefits of the Merger Agreement.

8.Governing Law; Venue. This Exhibit B will be governed under the internal laws of the State of Missouri, without regard to its conflict of law principles. Executive agrees that the State and Federal courts located in the State of Missouri shall have exclusive jurisdiction in any action, suit or proceeding based on or arising out of this Exhibit B, and Executive hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to the service of process in connection with any action, suit, or proceeding against Executive; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, venue or service of process.